Exhibit 99.1

Hecla Reports Fourth Quarter and Full-Year 2022 Results

10% silver production growth in 2022; Expect 18% growth in 2023 and 35% by 2025; Silver cost guidance achieved with 2023 set at similar levels

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 15, 2023--Hecla Mining Company (NYSE:HL) today announced fourth quarter and full-year 2022 financial and operating results.

ANNUAL HIGHLIGHTS

Strategic

  Completed the acquisition of Alexco Resource Corp., adding nearly 50 million ounces of silver reserves; highest-grade and largest primary silver reserves in Canada.

Operational

  Record silver reserves of 241 million ounces, gold reserves of 2.6 million ounces.
  Produced 14.2 million ounces of silver, Hecla's second highest, and 175,807 ounces of gold.
  Record lead production of 49 thousand tons and zinc production of 65 thousand tons.
  Achieved silver cost guidance with total silver cost of sales of $349.3 million and all-in sustaining cost after by-product credits ("AISC") of $11.25 per silver ounce.4
  Increased Lucky Friday silver production by 24% to 4.4 million ounces using the Underhand Closed Bench (UCB) mining method.
  Achieved record mill throughput milestones at all three operations.

Financial

  Reported sales of $718.9 million with almost 70% from Greens Creek and Lucky Friday.
  Net loss applicable to common stockholders of $37.9 million or $0.07 per share, and adjusted net income of $27.8 million or $0.05 per share.5
  Adjusted EBITDA of $217.5 million, net debt to adjusted EBITDA ratio of 1.9.1
  Strong balance sheet with $104.7 million in cash and cash equivalents with approximately $245 million in available liquidity.
  Dividends of $12.9 million, or 14% of cash flow from operations.

Environmental, Social, Governance

  Strong safety performance with an All-Injury Frequency Rate of 1.22, which equals prior Company record and is 42% below the U.S. average.
  The San Sebastian mine received the 2022 Environmental and Sustainability Excellence Award given by AEMA.
  Lucky Friday received the SME Murray Innovation Award for 2023 for the pioneering UCB mining method.
  Ratified a 6-year contract agreement with the Union at the Lucky Friday.

“Hecla is the world’s fastest growing established silver company,” said Phillips S. Baker Jr., President and CEO. “This growth has been built on the strong foundation of Greens Creek, the United States’ largest silver mine, and the Lucky Friday, a mine in production for 80 years whose throughput this year was the most in its history. Added to these growing mines is Keno Hill, one of the world’s highest grade silver mines, which we expect to be in production in the second half of this year."

Baker continued, “In 2022, we achieved our largest silver reserves and second highest silver production in our history, and expect to set new records in 2023 and 2024. If our growth continues as expected, Hecla would produce not only 40% of all the silver mined in the US, but also 40% of all silver mined in Canada. In 2022, we had among the best silver margins in the industry with AISC a little more than half of our realized silver price allowing us to maintain a strong balance sheet even after significant investment in the Lucky Friday and Keno Hill. We expect silver AISC in 2023 to be about the same as 2022 despite inflationary pressures and increased investment in all our mines. With our largest silver reserves, our growing production in Canada and the US, and strong silver margins, we believe our shareholders are well-positioned for higher silver prices as the transition to renewables increases the need for silver as an energy metal."

FINANCIAL OVERVIEW

In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization.

In Thousands unless stated otherwise	4Q-2022	3Q-2022	2Q-2022	1Q-2022	4Q-2021	FY 2022	FY 2021
FINANCIAL AND PRODUCTION SUMMARY
Sales	$194,825	$146,339	$191,242	$186,499	$185,078	$718,905	$807,473
Total cost of sales	$169,807	$137,892	$153,979	$141,070	$131,837	$602,749	$589,672
Gross profit	$25,018	$8,447	$37,263	$45,429	$53,241	$116,156	$217,801
Income (loss) applicable to common stockholders	$(4,590)	$(23,664)	$(13,661)	$4,015	$11,737	$(37,900)	$34,543
Basic income (loss) per common share (in dollars)	$(0.01)	$(0.04)	$(0.03)	$0.01	$0.02	$(0.07)	$0.06
Adjusted EBITDA[1]	$62,261	$26,554	$70,474	$58,202	$58,249	$217,492	$278,780
Net Debt to Adjusted EBITDA[1]						1.9	1.1
Cash provided by operating activities	$36,120	$(24,322)	$40,183	$37,909	$53,355	$89,890	$220,337
Capital Expenditures	$(56,140)	$(37,430)	$(34,329)	$(21,478)	$(28,838)	$(149,378)	$(109,048)
Free Cash Flow[2]	$(20,020)	$(61,752)	$5,854	$16,431	$24,517	$(59,488)	$111,289
Silver ounces produced	3,663,433	3,549,392	3,645,454	3,324,708	3,226,927	14,182,987	12,887,240
Silver payable ounces sold	3,756,701	2,479,724	3,387,909	2,687,261	2,606,622	12,311,595	11,633,802
Gold ounces produced	43,634	44,747	45,719	41,707	47,977	175,807	201,327
Gold payable ounces sold	40,097	40,443	44,225	41,053	44,156	165,818	201,610
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce[3]	$4.79	$3.43	$(1.14)	$1.09	$1.69	$2.06	$1.37
Silver AISC per ounce[4]	$14.36	$14.20	$8.55	$7.64	$10.08	$11.25	$9.19
Gold cash costs per ounce[3]	$1,696	$1,349	$1,371	$1,516	$1,143	$1,478	$1,127
Gold AISC per ounce[4]	$2,132	$1,738	$1,641	$1,810	$1,494	$1,825	$1,374
Realized Prices
Silver, $/ounce	$22.03	$18.30	$20.68	$24.68	$23.49	$21.53	$25.24
Gold, $/ounce	$1,757	$1,713	$1,855	$1,880	$1,802	$1,803	$1,796
Lead, $/pound	$1.05	$0.95	$0.97	$1.08	$1.13	$1.01	$1.03
Zinc, $/pound	$1.24	$1.23	$1.44	$1.79	$1.74	$1.41	$1.44

Loss applicable to common stockholders decreased to $4.6 million in the fourth quarter 2022 from $23.7 million in the third quarter due to:

  Increased gross profit of $16.6 million due to higher revenues arising from deferred silver concentrate shipments from Greens Creek and Lucky Friday to the fourth quarter, higher realized prices and production partially offset by higher cost of sales.
  Exploration and pre-development expense decreased by $8.2 million due to the completion of seasonal exploration programs in the prior quarter.

The above items were partially offset by:

  Increase in general and administrative expenses of $3.4 million due to higher incentive compensation accruals and a full quarter of additional staffing as a result of the Alexco acquisition.
  Increase of $2.9 million in provision for closed operations reflecting updated costs for Troy mine reclamation.
  Higher ramp-up and suspension costs of $2.5 million related to the Keno Hill ramp-up.

Consolidated silver cost of sales in 2022 increased 12% to $349.3 million from the prior year due to higher labor costs including contractor costs, and inflationary pressures for fuel, consumables, ground support and other inputs. Cash costs and AISC per silver ounce, each after by-product credits, were $2.06 and $11.25, respectively.3,4 The increase in cash costs and AISC per silver ounce was due to higher cost of sales, and increased sustaining capital, partially offset by higher by-product credits due to higher by-products and silver production.3,4

Consolidated gold cost of sales decreased by 9% to $253.0 million primarily due to Nevada operations were being on care and maintenance. Cash costs and AISC per gold ounce, each after by-product credits, were $1,478 and $1,825, respectively.3,4 The increase in total cash costs was due to higher labor, contractor costs, and inflation in diesel, reagents, and other key inputs as well as lower gold production with AISC also impacted by higher sustaining capital.

Loss applicable to common stockholders was $37.9 million in 2022 compared to net income of $34.5 million in 2021 with decrease in profitability attributable to:

  Lower sales of $88.6 million due to lower gold production and lower metal prices for silver, lead, and zinc, partially offset by higher silver, lead and zinc production.
  Lower gross profit due to lower sales and higher production costs.
  Higher general and administrative expenses of $8.8 million due to higher incentive compensation accruals, compensation increases effective July 1, and additional staffing as a result of the Alexco acquisition.
  A decrease in income tax benefit of $22.0 million

The above items were partially offset by:

  Decrease in exploration and pre-development expense of $1.9 million.
  Fair value adjustments that resulted in a loss of $4.7 million in 2022 compared to a loss of $35.8 million in 2021 as result of lower realized and unrealized losses on derivatives and investments.
  Decrease in provision for closed operations and environmental matters of $5.8 million.

Adjusted EBITDA for the year was $217.5 million and decreased by $61.3 million over the prior year primarily due to lower revenues and higher production costs amidst inflationary pressures. The ratio of Net debt to adjusted EBITDA increased to 1.9 due to lower Adjusted EBITDA and use of cash as the Company invested in development of the Keno Hill mine.1

Cash provided by operating activities was $89.9 million for 2022 and decreased $130.5 million year over year due to lower net income and unfavorable working capital changes. When compared to the third quarter, cash provided by operating activities increased by $60.4 million due to increased gross margin and monetization of zinc hedges.

Capital expenditures, net of leases, totaled $149.4 million in 2022 compared to $109.0 million in 2021. The increase was due to higher capital spend at Lucky Friday, as the Company invested in the infrastructure necessary to increase throughput, sustaining expenditures at Greens Creek, and development capital at the Keno Hill partially offset by lower spend at Casa Berardi. Fourth quarter capital expenditures totaled $56.1 million, including $12.2 million at Greens Creek, $13.0 million at Casa Berardi, $13.7 million at Lucky Friday, and $16.1 million at Keno Hill.

Free cash flow for the year was negative $59.5 million, a decrease of $170.8 million over the prior year due to lower revenues, higher production costs, higher capital spend at Lucky Friday and Greens Creek, and investment in the Keno Hill development. Free cash flow for the fourth quarter was negative $20.0 million and increased by $41.7 million over the prior quarter primarily due to higher cash flow from operations partially offset by higher capital spend.2

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to changes in prices of zinc and lead. At December 31, 2022, the Company had contracts covering approximately 36% of the forecasted payable zinc production for 2023 at an average price of $1.34 per pound, and 40% of the forecasted payable lead production (through 2024) at an average price of $0.99 per pound. In the fourth quarter, the Company monetized zinc hedges for cash proceeds of approximately $17.0 million.

The Company also manages CAD exposure through forward contracts. At December 31, 2022, the Company had hedged approximately 46% of forecasted CAD direct production costs for Casa Berardi through 2026 at an average CAD/USD rate of 1.31. The Company has also hedged approximately 34% of capital costs for Casa Berardi for 2023 at 1.33. At Keno Hill, 74% of the planned spend for 2023 is hedged at an average CAD/USD rate of 1.38.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	4Q-2022	3Q-2022	2Q-2022	1Q-2022	4Q-2021	FY 2022	FY 2021
GREENS CREEK
Tons of ore processed	230,225	229,975	209,558	211,687	221,814	881,445	841,967
Total production cost per ton	$211.29	$185.34	$197.84	$192.16	$174.55	$196.73	$177.30
Ore grade milled - Silver (oz./ton)	13.1	13.6	14.0	13.8	12.6	13.6	13.5
Ore grade milled - Gold (oz./ton)	0.08	0.07	0.08	0.07	0.07	0.08	0.08
Ore grade milled - Lead (%)	2.6	2.4	3.0	2.8	2.6	2.7	2.9
Ore grade milled - Zinc (%)	6.7	6.3	7.2	6.6	6.3	6.7	7.1
Silver produced (oz.)	2,433,275	2,468,280	2,410,598	2,429,782	2,262,635	9,741,935	9,243,222
Gold produced (oz.)	12,989	11,412	12,413	11,402	10,229	48,216	46,088
Lead produced (tons)	4,985	4,428	5,184	4,883	4,731	19,480	19,873
Zinc produced (tons)	13,842	12,580	13,396	12,494	12,457	52,312	53,648
Sales	$95,374	$60,875	$92,723	$86,090	$87,865	$335,062	$384,843
Total cost of sales	$(70,075)	$(52,502)	$(60,506)	$(49,636)	$(49,251)	$(232,718)	$(213,113)
Gross profit	$25,299	$8,373	$32,217	$36,453	$38,614	$102,344	$171,730
Cash flow from operations	$44,769	$7,749	$41,808	$56,295	$50,632	$150,621	$208,715
Exploration	$1,050	$3,776	$929	$165	$696	$5,920	$4,591
Capital additions	$(12,150)	$(6,988)	$(14,668)	$(3,092)	$(9,544)	$(36,898)	$(23,883)
Free cash flow[2]	$33,669	$4,537	$28,069	$53,368	$41,784	$119,643	$189,423
Cash cost per ounce, after by-product credits[3]	$4.26	$2.65	$(3.29)	$(0.90)	$0.50	$0.70	$(0.65)
AISC per ounce, after by-product credits[4]	$9.04	$8.61	$3.48	$1.90	$5.66	$5.77	$3.19

Greens Creek produced 9.7 million ounces of silver in 2022, an increase of 5% over the prior year achieving record mill throughput.

Fourth quarter sales were $95.4 million, and increased $34.5 million over the third quarter due to higher realized prices, increased by-product production and the favorable impact of a deferred silver concentrate shipment from the third quarter resulting in higher metals sold. Cost of sales for the quarter were $70.1 million, an increase of $17.6 million over the prior quarter with the increase attributable to higher costs related to higher volumes of metals sold and higher fuel and consumables costs. Cash costs and AISC per silver ounce, each after by-product credits, were $4.26 and $9.04 and increased quarter over quarter due to higher treatment and freight costs due to higher concentrate quantities shipped, and higher costs related to fuel and consumables as the mill achieved record throughput.3,4 Cash flow from operations increased by $37.0 million over the prior quarter due to increased sales and lower exploration spend partially offset by higher costs. Free cash flow for the fourth quarter was $33.7 million, an increase of $29.1 million over the prior quarter due to higher cash flow from operations partially offset by higher capital spend.2

2022 sales were $335.1 million, a decrease of $49.8 million compared to 2021 due to lower realized silver prices partially offset by higher silver and gold production. Cost of sales increased to $232.7 million compared to $213.1 million in 2021 due to higher labor and contractor costs due to record tons mined, inflationary pressures for fuel, reagents and other inputs, and higher volumes of consumables as the mill achieved record throughput in 2022. Cash costs and AISC per silver ounce (each after by-product credits) were $0.70 and $5.77, respectively, increasing year over year due to the reasons outlined above, partially offset by higher by-product credits.3,4 The increase in AISC was also impacted by higher exploration and sustaining capital spend during the year. Cash flow from operations for the year was $150.6 million, and decreased by $58.1 million over the prior year due to lower revenues and higher production costs. Free cash flow generation for the year was $119.6 million and declined by $69.8 million over the prior year due to lower cash flow from operations and higher planned capital spend.2

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	4Q-2022	3Q-2022	2Q-2022	1Q-2022	4Q-2021	FY 2022	FY 2021
LUCKY FRIDAY
Tons of ore processed	90,935	90,749	97,497	77,725	80,097	356,907	321,837
Total production cost per ton	$232.73	$207.10	$211.45	$247.17	$198.83	$223.55	$191.50
Ore grade milled - Silver (oz./ton)	14.0	12.5	13.2	12.0	12.5	13.0	11.6
Ore grade milled - Lead (%)	9.1	8.5	8.8	8.2	8.1	8.7	7.6
Ore grade milled - Zinc (%)	4.1	4.2	3.9	3.6	3.3	3.9	3.4
Silver produced (oz.)	1,224,199	1,074,230	1,226,477	887,858	955,401	4,412,764	3,564,128
Lead produced (tons)	7,934	7,172	8,147	5,980	6,131	29,233	23,137
Zinc produced (tons)	3,335	3,279	3,370	2,452	2,296	12,436	9,969
Sales	$45,434	$28,460	$35,880	$38,040	$32,938	$147,814	$131,488
Total cost of sales	$(32,819)	$(24,166)	$(30,348)	$(29,265)	$(23,252)	$(116,598)	$(97,538)
Gross profit	$12,615	$4,294	$5,532	$8,775	$9,686	$31,216	$33,950
Cash flow from operations	$(7,437)	$11,624	$21,861	$11,765	$16,953	$37,813	$62,594
Capital additions	$(13,714)	$(16,125)	$(11,501)	$(9,652)	$(9,109)	$(50,992)	$(29,885)
Free cash flow[2]	$(21,151)	$(4,501)	$10,360	$2,113	$7,844	$(13,179)	$32,709
Cash cost per ounce, after by-product credits[3]	$5.81	$5.23	$3.07	$6.57	$4.50	$5.06	$6.60
AISC per ounce, after by-product credits[4]	$12.88	$15.98	$9.91	$13.15	$12.54	$12.86	$14.34

Lucky Friday produced 4.4 million ounces of silver, an increase of 24% over the prior year due to record throughput, and higher mined grades. Silver production for the fourth quarter was 1.2 million ounces, an increase of 14% over the prior quarter due to higher grades mined.

Fourth quarter sales were $45.4 million, an increase of $17.0 million over the prior quarter due to increased production, higher realized prices, and the sale of the silver concentrate shipment which was deferred from the third quarter. Cost of sales were $32.8 million and increased $8.7 million over the prior quarter due to costs associated with the deferred silver concentrate shipment inventoried in the third quarter, and higher labor costs as the mine continued to fill key positions. Cash costs after by-product credits per silver ounce were $5.81 and increased over the prior quarter due to higher labor costs and higher treatment and freight costs resulting from higher concentrate sales, partially offset by higher by-product credits and higher silver production. AISC after by-product credits per silver ounce was $12.88 and decreased over the prior quarter as the factors affecting cash cost per ounce were offset by lower capital spend in the fourth quarter.3,4 Cash flow from operations was negative $7.4 million, a decrease of $19.1 million over the prior quarter due to unfavorable working capital changes and receipt of $6.7 million related to the deferred silver concentrate shipment received in January 2023. Free cash flow was negative $21.2 million and decreased over the prior quarter primarily due to decreased cash flow from operations partially offset by lower capital spend.2

2022 sales were $147.8 million, an increase of $16.3 million over 2021 as higher metal production offset lower realized prices and higher treatment costs due to increased concentrate production. Cost of sales increased to $116.6 million compared to $97.5 million in 2021 reflecting higher costs related to increased tons mined and milled, as well as inflationary pressures for fuel, reagents and other input costs realized during the year. Cash costs and AISC per silver ounce, each after by-product credits, were $5.06 and $12.86, respectively, decreasing year over year due to higher production and by-product credits partially offset by higher costs and capital spend. 3,4 Cash flow from operations for the year was $37.8 million, a decrease of $24.8 million over the prior year due to higher production costs and unfavorable working capital changes. Free cash flow was negative $13.2 million due to lower cash flow from operations and increased capital spend for the year.2

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	4Q-2022	3Q-2022	2Q-2022	1Q-2022	4Q-2021	FY 2022	FY 2021
CASA BERARDI
Tons of ore processed - underground	160,150	162,215	176,576	161,609	161,355	660,550	694,617
Tons of ore processed - surface pit	250,883	227,726	225,042	224,541	225,662	928,189	833,629
Tons of ore processed - total	411,033	389,941	401,618	386,150	387,017	1,588,739	1,528,246
Surface tons mined - ore and waste	2,657,638	2,822,906	2,149,412	1,892,339	1,507,457	9,522,295	7,015,178
Total production cost per ton	$125.75	$114.52	$113.07	$117.96	$108.82	$117.89	$98.60
Ore grade milled - Gold (oz./ton) - underground	0.15	0.15	0.19	0.14	0.17	0.16	0.16
Ore grade milled - Gold (oz./ton) - surface pit	0.05	0.06	0.05	0.05	0.07	0.05	0.06
Ore grade milled - Gold (oz./ton) - combined	0.09	0.10	0.10	0.09	0.11	0.09	0.10
Gold produced (oz.) - underground	20,365	22,181	22,866	19,374	22,910	84,786	98,090
Gold produced (oz.) - surface pit	10,344	11,154	10,440	10,866	14,356	42,804	36,421
Gold produced (oz.) - total	30,709	33,335	33,306	30,240	37,266	127,590	134,511
Silver produced (oz.) - total	5,960	6,882	8,379	7,068	7,967	28,289	33,571
Sales	$53,458	$56,939	$62,639	$62,101	$60,054	$235,136	$245,152
Total cost of sales	$(65,328)	$(59,532)	$(61,870)	$(62,168)	$(57,069)	$(248,898)	$(229,829)
Gross profit (loss)	$(11,870)	$(2,593)	$769	$(67)	$2,985	$(13,762)	$15,323
Cash flow from operations	$10,188	$8,721	$7,417	$8,089	$10,029	$34,415	$73,791
Exploration	$1,637	$2,624	$1,341	$2,635	$2,124	$8,237	$9,526
Capital additions	$(12,995)	$(10,771)	$(8,093)	$(7,808)	$(9,537)	$(39,667)	$(49,617)
Free cash flow[2]	$(1,170)	$574	$665	$2,916	$2,616	$2,985	$33,700
Cash cost per ounce, after by-product credits[3]	$1,696	$1,349	$1,371	$1,516	$1,137	$1,478	$1,125
AISC per ounce, after by-product credits[4]	$2,132	$1,738	$1,641	$1,810	$1,470	$1,825	$1,399

Casa Berardi produced 127,590 and 30,709 ounces of gold in 2022 and the fourth quarter, respectively. Gold production for the year decreased by 5% compared to last year due to a 12% decrease in overall gold grade, partially offset by a 4% increase in tonnage and a 3% increase in mill recoveries. The lower grade was due to a higher ratio of lower grade ore sourced from the open pits. The mill continued to perform well, achieving record throughput of 4,468 tons per day (tpd) in the fourth quarter of 2022.

Full year 2022 cost of sales was $248.9 million, an increase of $19.1 million over the prior year due to inflationary pressures and increased labor, consumables, and contractor costs. Cash costs and AISC per ounce, each after by-product credits, were $1,478 and $1,825, respectively.3,4 The year over year increase in cash costs and AISC per gold ounce was due to higher production costs and lower gold production in 2022, and AISC per ounce was also impacted by higher sustaining capital and higher exploration spending.3,4

Cash flow from operations for the year was $34.4 million and decreased year over year due a combination of lower production and higher operating costs. Free cash flow for the year was $3.0 million compared to $33.7 million in 2021.2

Keno Hill - Yukon Territory

At Keno Hill, production is expected to commence in the third quarter 2023 with a phased ramp up projected to reach 440 tpd by the end of the year. Anticipated silver production for the year is 2.5-3 million ounces expected from the Bermingham and Flame & Moth deposits. As of the end of January 2023, approximately 40% of development required to achieve full production was completed. Capital spending to bring the mine to full production is estimated to be $35-$40 million in 2023. Some key capital projects underway include camp expansion, mill improvements and engineering, and other surface capital infrastructure projects.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $6.9 million for the fourth quarter and $46.0 million for the full year. Exploration activities during the fourth quarter focused on targets at Keno Hill, Casa Berardi, and Greens Creek.

For the year ended 2022, the Company reported the highest silver reserves of more than 240 million ounces, an increase of 21% over 2021. The increase was primarily due to the acquisition of Keno Hill in Canada's Yukon territory. Gold reserves declined 6% to 2.6 million ounces compared to 2021 due to cost increases which increased the cut-off grade at Casa Berardi. A breakdown of the Company's reserves and resources is located in Table A at the end of this news release.

For further details on Company's 2022 exploration and pre-development program and 2023 planned expenditures as well as reserves and resources at year-end 2022, please refer to the news release entitled "Hecla Reports Highest Silver Reserves in Company History" released on February 14, 2023.

2023 ESTIMATES6

The Company is providing a three-year production outlook and 2023 estimates of costs, capital and exploration and pre-development expenses.

2023 - 2025 Production Outlook

Production guidance for 2023-2025 includes expected production from Keno Hill. Consolidated silver production is expected to increase over the three years to reach 18.5-20 million ounces by 2025. Consolidated gold production is expected to decrease to 160-170 thousand ounces in 2023 primarily due to Casa Berardi as an increase in the underground cut-off grade will lower gold production and reduce lower margin material and lower contractor costs.

Casa Berardi's production is expected to be lower in the first half of 2023 and increase in the latter half of the year. Cash costs and AISC, each after by-product credits, per gold ounce are expected to be higher in the first half and trend lower in the second half of the year.

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
2023 Greens Creek *	9.0 - 9.5	50.0 - 55.0	21.0 - 22.0	255.0 - 265.0
2023 Lucky Friday *	4.5 - 5.0	N/A	8.5 - 9.0	105.0 - 110.0
2023 Casa Berardi	N/A	110.0 - 115.0	9.0 - 9.5	110.0 - 115.0
2023 Keno Hill	2.5 - 3.0	N/A	2.5 - 3.0	35.0 - 40.0

2023 Total	16.0 - 17.5	160.0 - 170.0	41.5 - 44.0	505.0 - 535.0
2024 Total	17.5 - 18.5	145.0 - 161.0	42.5 - 44.5	510.0 - 540.0
2025 Total	18.5 - 20.0	142.0 - 161.5	41.0 - 44.0	495.0 - 535.0

*Equivalent ounces include lead and zinc production

2023 Cost Outlook

	Costs of Sales (million)	Cash cost, after by- product credits, per silver/gold ounce[3]	AISC, after by- product credits, per produced silver/gold ounce[4]
Greens Creek	245	$0.00 - $0.25	$6.00 - $6.75
Lucky Friday	128	$2.00 - $2.50	$8.50 - $9.50
Keno Hill	40	$11.00 - $13.50	$12.25 - $14.75
Total Silver	413	$2.50 - $3.00	$10.25 - $11.50
Casa Berardi	220	$1450 - $1550	$1975 - $2050

2023 Capital and Exploration Outlook

Capital spending in 2023 is expected to increase due to higher spending at Casa Berardi and Greens Creek, as well as development and infrastructure projects at Keno Hill. Casa Berardi's increased capital spending is primarily due to the expansion of tailings facility. Greens Creek's projected higher capital spend is due to additional equipment purchases as the mine targets throughput of 2,600 tons per day, and increased capital development.

Capital expenditures	$190 - $200 million
Greens Creek	$49 - $52 million
Lucky Friday	$48 - $51 million
Casa Berardi	$51 - $53 million
Keno Hill	$42 - $44 million

Exploration and Pre-development expenditures	$32.5 million
Keno Hill Ramp Up Costs	$9.0 million

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about March 24, 2023, to stockholders of record on March 9, 2023. The realized silver price was $22.03 in the fourth quarter, satisfying the criterion for the silver-linked component under the Company's common stock dividend policy.

Preferred Stock

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about April 3, 2023, to stockholders of record on March 15, 2023.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Wednesday, February 15, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-888-330-2391 or for international dialing 1-240-789-2702. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/180188973 or www.hecla-mining.com under Investors.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Wednesday, February 15, from 12:00 p.m. to 2:00 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Financials, Exploration, Operations, ESG or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President, Investor Relations and Treasurer at hmc-info@hecla-mining.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2023-february-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for the Greens Creek, Lucky Friday, Casa Berardi, and Nevada operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the first nine-months of 2020, as production was limited due to the strike and subsequent ramp-up and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(4) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

(5) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(6) Expectations for 2023 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using Au $1,800/oz, Ag $22/oz, Zn $1.15/lb, and Pb 0.90$/lb, CAD/USD 1.30. Numbers may be rounded.

Cautionary Statement Regarding Forward-Looking Statements, Including 2023 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) increased demand for silver due to transition to clean energy; (ii) Keno Hill will be in production in the second half of the year with ramp-up to 440 tons per day by the end of 2023; (iii) the Company will set new production records in 2023 and 2024; (iv) Casa Berardi's costs will trend lower in the second half of 2023; and; (v) mine-specific and Company-wide 2023 estimates of future production (for 2024 and 2025), sales and costs of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) and Company-wide estimated spending on capital, exploration and pre-development for 2023. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to Company plans for 2023 and beyond due to COVID-19 or any other public health issue, including, but not limited to with respect to availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on any of our assets; and (xi) inflation causes our costs to rise more than we currently expect. For a more detailed discussion of such risks and other factors, see the Company’s (i) 2021 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on February 23, 2022, and (ii) other SEC filings, including its Quarterly Report on Form 10-Q filed with the SEC on August 5, 2022 and 2022 Form 10-K expected to be filed with the SEC by March 1, 2023. The Company does not undertake any obligation to release publicly, revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP - Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries (each a “TRS”) for each of the Company’s material properties are filed as exhibits 96.1, 96.2 and 96.3 to the Company’s Form 10-K for the year ended December 31, 2022 and are incorporated by reference into the Company’s Form 10-K, expected to be filed with the SEC on February 15, 2023, and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its TRS and in a NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its TRS and in its technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its TRS and in its technical report titled “Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2018, and (iv) the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each TRS and the four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures and the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors are contained in technical reports prepared for Alexco Resource Corp. (“Alexco”) for Keno Hill (technical report dated April 1, 2021) and for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Copies of these technical reports are available under Hecla’s profile on SEDAR, and in the case of Keno Hill, under Alexco’s profile, each at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY Condensed Consolidated Statements of Income (Loss) (dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended	Third Quarter Ended	Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Sales of products	$194,825	$146,339	$718,905	$807,473
Cost of sales and other direct production costs	132,232	104,900	458,811	417,879
Depreciation, depletion and amortization	37,575	32,992	143,938	171,793
Total cost of sales	169,807	137,892	602,749	589,672
Gross profit	25,018	8,447	116,156	217,801

Other operating expenses:
General and administrative	14,396	11,003	43,384	34,570
Exploration and pre-development	6,905	15,128	46,041	47,901
Other operating expense	952	902	6,262	14,327
Ramp-up and suspension costs	7,575	5,092	24,114	23,012
Provision for closed operations and reclamation	4,639	1,781	8,793	14,571
	34,467	33,906	128,594	134,381
Income (loss) from operations	(9,448)	(25,459)	(12,438)	83,420
Other (expense) income:
Fair value adjustments, net	9,980	(4,240)	(4,723)	(35,792)
Foreign exchange (loss) gain, net	(900)	5,667	7,211	417
Other net expense	1,353	1,853	7,829	(574)
Interest expense	(9,360)	(10,874)	(42,793)	(41,945)
	1,073	(7,594)	(32,476)	(77,894)
(Loss) income before income taxes	(8,376)	(33,053)	(44,914)	5,526
Income and mining tax benefit (provision)	3,924	9,527	7,566	29,569
Net income (loss)	(4,452)	(23,526)	(37,348)	35,095
Preferred stock dividends	(138)	(138)	(552)	(552)
Income (loss) applicable to common stockholders	$(4,590)	$(23,664)	$(37,900)	$34,543
Basic income (loss) per common share after preferred dividends (in cents)	$(0.01)	$(0.04)	$(0.07)	$0.06
Diluted income (loss) per common share after preferred dividends (in cents)	$(0.01)	$(0.04)	$(0.07)	$0.06
Weighted average number of common shares outstanding basic	596,959	554,531	557,344	536,192
Weighted average number of common shares outstanding diluted	596,959	554,531	557,344	542,176

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$104,743	$210,010
Accounts receivable	55,841	44,586
Inventories	90,672	67,765
Other current assets	16,471	19,266
Total current assets	267,727	341,627
Investments	24,018	10,844
Restricted cash and investments	1,164	1,053
Properties, plants, equipment and mineral interests, net	2,569,790	2,310,810
Operating lease right-of-use assets	11,064	12,435
Deferred tax assets	21,105	45,562
Other non-current assets	32,304	6,477
Total assets	$2,927,172	$2,728,808

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$84,747	$68,100
Accrued payroll and related benefits	37,579	28,714
Accrued taxes	4,030	12,306
Finance leases	9,483	5,612
Accrued reclamation and closure costs	8,591	9,259
Accrued interest	14,454	14,454
Derivatives liabilities	16,125	19,353
Other current liabilities	3,457	2,585
Total current liabilities	178,466	160,383
Long-term debt including finance leases	517,742	515,871
Accrued reclamation and closure costs	108,408	103,972
Deferred income tax liability	125,846	149,706
Non-current pension liability	—	4,673
Derivatives liabilities	6,066	18,528
Other non-current liabilities	11,677	14,888
Total liabilities	948,205	968,021

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	151,819	136,391
Capital surplus	2,260,290	2,034,485
Accumulated deficit	(403,931)	(353,651)
Accumulated other comprehensive (loss)	2,448	(28,456)
Treasury stock	(31,698)	(28,021)
Total stockholders’ equity	1,978,967	1,760,787
Total liabilities and stockholders’ equity	$2,927,172	$2,728,808
Common shares outstanding	607,620	545,535

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	Fourth Quarter Ended	Third Quarter Ended	Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
OPERATING ACTIVITIES
Net income (loss)	$(4,452)	$(23,526)	$(37,348)	$35,095
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	38,404	33,087	145,147	172,651
Provision for reclamation and closure costs	4,783	1,518	9,572	11,514
Deferred income taxes	(8,395)	(16,538)	(26,223)	(48,049)
Stock compensation	1,714	1,773	6,012	6,082
Fair value adjustments, net	20,696	17,671	24,182	15,040
Foreign exchange (gain) loss	(857)	(4,911)	(9,210)	(79)
Adjustment of inventory to net realizable value	487	1,405	2,646	6,524
Other non-cash charges, net	1,282	1,472	3,736	2,663
Change in assets and liabilities:
Accounts receivable	(26,119)	15,589	8,669	(5,405)
Inventories	1,242	(11,120)	(18,230)	16,919
Other current and non-current assets	(8,291)	(2,526)	(11,711)	(1,678)
Accounts payable and accrued liabilities	(3,273)	(38,827)	(24,981)	(795)
Accrued payroll and related benefits	12,053	1,401	13,732	1,270
Accrued taxes	(5,275)	3,031	(7,927)	6,457
Accrued reclamation and closure costs and other non-current liabilities	12,121	(3,821)	11,824	2,128
Cash provided by operating activities	36,120	(24,322)	89,890	220,337
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(56,140)	(37,430)	(149,378)	(109,048)
Acquisition, net	—	8,952	8,953	—
Pre-acquisition advance to Alexco	—	(25,000)	(25,000)	—
Changes in restricted cash and investment balances	(2,010)	2,011	—	—
Purchase of carbon credits	—	—	—	(869)
Proceeds from sale or exchange of investments	—	6,888	9,375	1,811
Proceeds from disposition of properties, plants, equipment and mineral interests	—	18	748	1,077
Purchases of investments	(1,431)	(8,641)	(31,971)	—
Net cash used in investing activities	(59,581)	(53,202)	(187,273)	(107,029)
FINANCING ACTIVITIES
Acquisition of treasury shares	—	—	(3,677)	(4,525)
Proceeds from issuance of stock, net of related costs	12,735	4,542	17,278	—
Dividends paid to common and preferred stockholders	(2,383)	(3,522)	(12,932)	(20,672)
Borrowings on debt	—	25,000	25,000	—
Payments on debt	(25,000)	—	(25,000)	—
Debt issuance and loan origination fees paid	(19)	(443)	(536)	(116)
Repayments of capital leases	(2,411)	(1,889)	(7,633)	(7,285)
Net cash used in financing activities	(17,078)	23,688	(7,500)	(32,598)
Effect of exchange rates on cash	531	517	(273)	(530)
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(40,008)	(53,319)	(105,156)	80,180
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	145,915	199,234	211,063	130,883
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$105,907	$145,915	$105,907	$211,063

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at Greens Creek, Lucky Friday, Casa Berardi and Nevada Operations and for the Company for the three- and twelve-month periods ended December 31, 2022 and 2021, and for estimated amounts for the twelve months ended December 31, 2023.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We have recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our operation's net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our operations versus those of our competitors. As a primary silver and gold mining company, we also use these statistics on an aggregate basis. We aggregate Greens Creek and Lucky Friday to compare our performance with that of other primary silver mining companies and aggregate Casa Berardi and Nevada Operations to compare our performance with that of other primary gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each operation also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each operation. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. However, comparability of Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for 2022 to 2021 is impacted by, among other factors, (i) the return to full production at Lucky Friday in the fourth quarter of 2020 and (ii) suspension of production at San Sebastian in the fourth quarter of 2020 and discontinuation of San Sebastian being reported as an operating segment in 2021.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to operations with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at Casa Berardi and Nevada Operations is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two operations is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended December 31, 2022				Three Months Ended September 30, 2022				Twelve Months Ended December 31, 2022				Twelve Months Ended December 31, 2021
	Greens Creek	Lucky Friday	Corporate and other(3)	Total Silver	Greens Creek	Lucky Friday	Corporate and other(3)	Total Silver	Greens Creek	Lucky Friday(2)	Corporate and other(3)	Total Silver	Greens Creek	Lucky Friday(2)	Corporate and other(3)	Total Silver
Total cost of sales	$70,074	$32,819	$0	$102,893	$52,502	$24,164		$76,666	$232,718	$116,598	$—	$349,316	$213,113	$97,538	$247	$310,898
Depreciation, depletion and amortization	(13,557)	(9,549)	-	(23,106)	(10,305)	(7,261)		(17,566)	(48,911)	(33,704)	-	(82,615)	(48,710)	(26,846)	(152)	(75,708)
Treatment costs	10,467	5,334	-	15,801	9,477	4,791		14,268	37,836	18,605	-	56,441	36,099	16,723	-	52,822
Change in product inventory	(4,014)	(571)	-	(4,585)	4,464	3,022		7,486	5,885	2,049	-	7,934	80	(406)	-	(326)
Reclamation and other costs	499	(265)	-	234	(118)	(152)		(270)	(1,489)	(1,034)	-	(2,523)	(3,466)	(1,039)	(95)	(4,600)
Cash Cost, Before By-product Credits(1)	63,469	27,768	-	91,237	56,020	24,564		80,584	226,039	102,514	-	328,553	197,116	85,970	-	283,086
Reclamation and other costs	706	282		988	705	282		987	2,821	1,128	-	3,949	3,390	1,056	-	4,446
Exploration	1,050	-	359	1,409	3,776	-	722	4,498	5,920	-	2,567	8,487	4,591	-	2,226	6,817
Sustaining capital	9,862	8,369	-	18,231	10,219	11,264	187	21,670	40,705	33,306	334	74,345	27,582	26,517	210	54,309
General and administrative			14,395	14,395			11,003	11,003	-	-	43,384	43,384			34,570	34,570
AISC, Before By-product Credits(1)	75,087	36,419	14,754	126,260	70,720	36,110	11,912	118,742	275,485	136,948	46,285	458,718	232,679	113,543	37,006	383,228
By-product credits:
Zinc	(26,112)	(6,249)		(32,361)	(26,244)	(7,155)		(33,399)	(113,835)	(27,607)	-	(141,442)	(100,214)	(19,479)	-	(119,693)
Gold	(19,630)			(19,630)	(17,019)			(17,019)	(75,596)	-	-	(75,596)	(72,011)		-	(72,011)
Lead	(7,351)	(14,392)		(21,743)	(6,212)	(11,796)		(18,008)	(29,800)	(52,568)	-	(82,368)	(30,922)	(42,966)	-	(73,888)
Total By-product credits	(53,093)	(20,641)	—	(73,734)	(49,475)	(18,951)	—	(68,426)	(219,231)	(80,175)	—	(299,406)	(203,147)	(62,445)	—	(265,592)
Cash Cost, After By-product Credits	$10,376	$7,127	$—	$17,503	$6,545	$5,613	$—	$12,158	$6,808	$22,339	$—	$29,147	$(6,031)	$23,525	$—	$17,494
AISC, After By-product Credits	$21,994	$15,777	$14,754	$52,526	$21,245	$17,159	$11,912	$50,316	$56,254	$56,773	$46,285	$159,312	$29,532	$51,098	$37,006	$117,636
Divided by ounces produced	2,433	1,224		3,657	2,469	1,075		3,544	9,742	4,413		14,155	9,243	3,564		12,807
Cash Cost, Before By-product Credits, per Silver Ounce	$26.08	$22.68		$24.95	$22.69	$22.87		$22.74	$23.20	$23.23		$23.21	$21.33	$24.12		$22.11
By-product credits per ounce	(21.82)	(16.86)		(20.16)	(20.04)	(17.64)		(19.31)	(22.50)	(18.17)		(21.15)	(21.98)	(17.52)		(20.74)
Cash Cost, After By-product Credits, per Silver Ounce	$4.26	$5.81		$4.79	$2.65	$5.23		$3.43	$0.70	$5.06		$2.06	$(0.65)	$6.60		$1.37
AISC, Before By-product Credits, per Silver Ounce	$30.86	$29.74		$34.53	$28.65	$33.62		$33.51	$28.27	$31.03		$32.40	$25.17	$31.86		$29.93
By-product credits per ounce	(21.82)	(16.86)		(20.16)	(20.04)	(17.64)		(19.31)	(22.50)	(18.17)		(21.15)	(21.98)	(17.52)		(20.74)
AISC, After By-product Credits, per Silver Ounce	$9.04	$12.88		$14.37	$8.61	$15.98		$14.20	$5.77	$12.86		$11.25	$3.19	$14.34		$9.19

In thousands (except per ounce amounts)	Three Months Ended December 31, 2022		Three Months Ended September 30, 2022		Twelve Months Ended December 31, 2022			Twelve Months Ended December 31, 2021
	Casa Berardi	Total Gold	Casa Berardi	Total Gold	Casa Berardi	Nevada and Other(2)	Total Gold	Casa Berardi	Nevada Operations(2)	Total Gold
Total cost of sales	$65,328	$65,328	$59,532	$59,532	$248,898	$4,535	$253,433	$229,829	$48,945	$278,774
Depreciation, depletion and amortization	(14,568)	(14,568)	(15,089)	(15,089)	(60,962)	(361)	(61,323)	(80,744)	(15,341)	(96,085)
Treatment costs	521	521	429	429	1,866	—	1,866	1,513	1,731	3,244
Change in product inventory	1,122	1,122	420	420	186	—	186	2,439	(10,907)	(8,468)
Reclamation and other costs	(196)	(196)	(203)	(203)	(819)	—	(819)	(841)	300	(541)
Exclusion of Nevada and Other costs	—	—	—	—	—	(4,174)	(4,174)	—	—	—
Cash Cost, Before By-product Credits(1)	52,207	52,207	45,089	45,089	189,169	—	189,169	152,196	24,728	176,924
Reclamation and other costs	196	196	204	204	819	—	819	841	1,008	1,849
Exploration	1,741	1,741	2,314	2,314	6,627	—	6,627	5,326	—	5,326
Sustaining capital	11,438	11,438	10,457	10,457	36,883	—	36,883	30,643	511	31,154
AISC, Before By-product Credits(1)	65,582	65,582	58,064	58,064	233,498	—	233,498	189,006	26,247	215,253
By-product credits:
Silver	(124)	(124)	(131)	(131)	(610)	—	(610)	(839)	(1,152)	(1,991)
Total By-product credits	(124)	(124)	(131)	(131)	(610)	—	(610)	(839)	(1,152)	(1,991)
Cash Cost, After By-product Credits	$52,083	$52,083	$44,958	$44,958	$188,559	$—	$188,559	$151,357	$23,576	$174,933
AISC, After By-product Credits	$65,458	$65,458	$57,933	$57,933	$232,888	$—	$232,888	$188,167	$25,095	$213,262
Divided by gold ounces produced	31	31	33	33	128	—	128	135	21	156
Cash Cost, Before By-product Credits, per Gold Ounce	$1,700	$1,700	$1,353	$1,353	$1,483	$—	$1,483	$1,131	$1,193	$1,140
By-product credits per ounce	(4)	(4)	(4)	(4)	(5)	—	(5)	(6)	(56)	(13)
Cash Cost, After By-product Credits, per Gold Ounce	$1,696	$1,696	$1,349	$1,349	$1,478	$—	$1,478	$1,125	$1,137	$1,127
AISC, Before By-product Credits, per Gold Ounce	$2,136	$2,136	$1,742	$1,742	$1,830	$—	$1,830	$1,405	$1,267	$1,387
By-product credits per ounce	(4)	(4)	(4)	(4)	(5)	—	(5)	(6)	(56)	(13)
AISC, After By-product Credits, per Gold Ounce	$2,132	$2,132	$1,738	$1,738	$1,825	$—	$1,825	$1,399	$1,211	$1,374

In thousands (except per ounce amounts)	Three Months Ended December 31, 2022			Three Months Ended September 30, 2022			Twelve Months Ended December 31, 2022			Twelve Months Ended December 31, 2021
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$102,893	$65,328	$168,221	$76,666	$59,532	$136,198	$349,316	$253,433	$602,749	$310,898	$278,774	$589,672
Depreciation, depletion and amortization	(23,106)	(14,568)	(37,674)	(17,566)	(15,089)	(32,655)	(82,615)	(61,323)	(143,938)	(75,708)	(96,085)	(171,793)
Treatment costs	15,801	521	16,322	14,268	429	14,697	56,441	1,866	58,307	52,822	3,244	56,066
Change in product inventory	(4,585)	1,122	(3,463)	7,486	420	7,906	7,934	186	8,120	(326)	(8,468)	(8,794)
Exclusion of Nevada and Other	—	—	—	—	—	—	—	(4,174)	(4,174)	—	—	—
Reclamation and other costs	234	(196)	38	(270)	(203)	(473)	(2,523)	(819)	(3,342)	(4,600)	(541)	(5,141)
Cash Cost, Before By-product Credits(1)	91,237	52,207	143,444	80,584	45,089	125,673	328,553	189,169	517,722	283,086	176,924	460,010
Reclamation and other costs	988	196	1,184	987	204	1,191	3,949	819	4,768	4,446	1,849	6,295
Exploration	1,409	1,741	3,150	4,498	2,314	6,812	8,487	6,627	15,114	6,817	5,326	12,143
Sustaining capital	18,231	11,438	29,669	21,670	10,457	32,127	74,345	36,883	111,228	54,309	31,154	85,463
General and administrative	14,395	—	14,395	11,003		11,003	43,384	—	43,384	34,570	—	34,570
AISC, Before By-product Credits(1)	126,260	65,582	191,842	118,742	58,064	176,806	458,718	233,498	692,216	383,228	215,253	598,481
By-product credits:
Zinc	(32,361)	—	(32,361)	(33,399)	—	(33,399)	(141,442)	—	(141,442)	(119,693)	—	(119,693)
Gold	(19,630)	—	(19,630)	(17,019)	—	(17,019)	(75,596)	—	(75,596)	(72,011)	—	(72,011)
Lead	(21,743)	—	(21,743)	(18,008)	—	(18,008)	(82,368)	—	(82,368)	(73,888)	—	(73,888)
Silver		(124)	(124)		(131)	(131)	—	(610)	(610)	—	(1,991)	(1,991)
Total By-product credits	(73,734)	(124)	(73,858)	(68,426)	(131)	(68,557)	(299,406)	(610)	(300,016)	(265,592)	(1,991)	(267,583)
Cash Cost, After By-product Credits	$17,503	$52,083	$69,586	$12,158	$44,958	$57,116	$29,147	$188,559	$217,706	$17,494	$174,933	$192,427
AISC, After By-product Credits	$52,526	$65,458	$117,984	$50,316	$57,933	$108,249	$159,312	$232,888	$392,200	$117,636	$213,262	$330,898
Divided by ounces produced	3,657	31		3,544	33		14,155	128		12,807	156
Cash Cost, Before By-product Credits, per Ounce	$24.95	$1,700		$22.74	1,353		$23.21	$1,483		$22.11	$1,140
By-product credits per ounce	(20.16)	(4)		(19.31)	(4)		(21.15)	$(5)		(20.74)	(13)
Cash Cost, After By-product Credits, per Ounce	$4.79	$1,696		$3.43	$1,349		$2.06	$1,478		$1.37	$1,127
AISC, Before By-product Credits, per Ounce	$34.53	$2,136		$33.51	$1,742		$32.40	$1,830		$29.93	$1,387
By-product credits per ounce	(20.16)	(4)		(19.31)	(4)		(21.15)	$(5)		(20.74)	(13)
AISC, After By-product Credits, per Ounce	$14.37	2,132		$14.20	$1,738		$11.24	$1,825		$9.19	$1,374

In thousands (except per ounce amounts)	Three Months Ended December 31, 2021				Three Months Ended June 30, 2022				Three Months Ended March 31, 2022
	Greens Creek	Lucky Friday	Corporate(3)	Total Silver	Greens Creek	Lucky Friday	Corporate(3)	Total Silver	Greens Creek	Lucky Friday	Corporate and other(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$49,252	$23,251	$152	$72,655	$60,506	$30,348	$—	$90,854	$49,638	$29,264	$0	$78,902
Depreciation, depletion and amortization	(6,300)	(6,518)	(152)	(12,970)	(13,629)	(8,862)	—	(22,491)	(11,420)	(8,032)	—	(19,452)
Treatment costs	8,655	3,636	—	12,291	8,778	4,803	—	13,581	9,096	3,677	—	12,773
Change in product inventory	236	1,351	—	1,587	(1,102)	503	—	(599)	6,538	(905)	—	5,633
Reclamation and other costs(5)	(1,689)	(199)	—	(1,888)	(1,005)	(256)	—	(1,261)	(850)	(361)	0	(1,211)
Cash Cost, Before By-product Credits(1)	50,154	21,521	—	71,675	53,548	26,536	—	80,084	53,002	23,643	—	76,645
Reclamation and other costs	847	264	—	1,111	705	282	—	987	705	282	—	987
Exploration	696	—	867	1,563	929	—	769	1,698	165	—	716	881
Sustaining capital	10,123	7,413	172	17,708	14,668	8,110	99	22,877	5,956	5,562	48	11,566
General and administrative(5)	—	—	6,585	6,585	—	—	9,692	9,692	—	—	8,294	8,294
AISC, Before By-product Credits(1)	61,820	29,198	7,624	98,642	69,850	34,928	10,560	115,338	59,828	29,487	9,058	98,373
By-product credits:
Zinc	(25,643)	(5,022)		(30,665)	(32,828)	(8,227)		(41,055)	(28,651)	(5,977)		(34,628)
Gold	(15,712)	0		(15,712)	(20,364)	—		(20,364)	(18,583)	—		(18,583)
Lead	(7,657)	(12,204)		(19,861)	(8,271)	(14,543)		(22,814)	(7,966)	(11,836)		(19,802)
Total By-product credits	(49,012)	(17,226)	—	(66,238)	(61,463)	(22,770)	—	(84,233)	(55,200)	(17,813)	—	(73,013)
Cash Cost, After By-product Credits	$1,142	$4,295	$—	$5,437	$(7,915)	$3,766	$—	$(4,149)	$(2,198)	$5,830	$—	$3,632
AISC, After By-product Credits	$12,808	$11,972	$7,624	$32,404	$8,387	$12,158	$10,560	$31,105	$4,628	$11,674	$9,058	$25,360
Divided by ounces produced	2,262	955		3,217	2,410	1,226		3,636	2,430	888		3,318
Cash Cost, Before By-product Credits, per Silver Ounce	$22.18	$22.54		$22.28	$22.21	$21.65		$22.03	$21.82	$26.63		$23.10
By-product credits per ounce	(21.68)	(18.04)		(20.59)	(25.50)	(18.58)		(23.17)	(22.72)	(20.06)		(22.01)
Cash Cost, After By-product Credits, per Silver Ounce	$0.50	$4.50		$1.69	$(3.29)	$3.07		$(1.14)	$(0.90)	$6.57		$1.09
AISC, Before By-product Credits, per Silver Ounce	$27.34	$30.58		$30.67	$28.98	$28.49		$31.72	$24.62	$33.21		$29.65
By-product credits per ounce	(21.68)	(18.04)		(20.59)	(25.50)	(18.58)		(23.17)	(22.72)	(20.06)		(22.01)
AISC, After By-product Credits, per Silver Ounce	$5.66	$12.54		$10.08	$3.48	$9.91		$8.55	$1.90	$13.15		$7.64

In thousands (except per ounce amounts)	Three Months Ended December 31, 2021			Three Months Ended June 30, 2022		Three Months Ended March 31, 2022
	Casa Berardi	Nevada Operations(2)	Total Gold	Casa Berardi	Total Gold	Casa Berardi	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$57,069	$2,113	$59,182	$61,870	$61,870	$62,168	$62,168
Depreciation, depletion and amortization	(19,585)	(320)	(19,905)	(15,459)	(15,459)	(15,846)	(15,846)
Treatment costs	423	—	423	457	457	458	458
Change in product inventory	4,839	(956)	3,883	(793)	(793)	(563)	(563)
Reclamation and other costs	(208)	1	(207)	(209)	(209)	(210)	(210)
Cash Cost, Before By-product Credits(1)	42,538	838	43,376	45,866	45,866	46,007	46,007
Reclamation and other costs	209	327	536	209	209	210	210
Exploration	1,775	—	1,775	1,178	1,178	1,394	1,394
Sustaining capital	10,459	316	10,775	7,597	7,597	7,281	7,281
AISC, Before By-product Credits(1)	54,981	1,481	56,462	54,850	54,850	54,892	54,892
By-product credits:
Silver	(183)	(21)	(204)	(188)	(188)	(166)	(166)
Total By-product credits	(183)	(21)	(204)	(188)	(188)	(166)	(166)
Cash Cost, After By-product Credits	$42,355	$817	$43,172	$45,678	$45,678	$45,841	$45,841
AISC, After By-product Credits	$54,798	$1,460	$56,258	$54,662	$54,662	$54,726	$54,726
Divided by gold ounces produced	37	—	37	33	33	30	30
Cash Cost, Before By-product Credits, per Gold Ounce	$1,142	$1,737	$1,148	$1,377	$1,377	$1,521	$1,521
By-product credits per ounce	(5)	(44)	(5)	(6)	(6)	(5)	(5)
Cash Cost, After By-product Credits, per Gold Ounce	$1,137	$1,693	$1,143	$1,371	$1,371	$1,516	$1,516
AISC, Before By-product Credits, per Gold Ounce	$1,475	$3,073	$1,499	$1,647	$1,647	$1,815	$1,815
By-product credits per ounce	(5)	(44)	(5)	(6)	(6)	(5)	(5)
AISC, After By-product Credits, per Gold Ounce	$1,470	$3,029	$1,494	$1,641	$1,641	$1,810	$1,810

In thousands (except per ounce amounts)	Three Months Ended December 31, 2021			Three Months Ended June 30, 2022			Three Months Ended March 31, 2022
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$72,655	$59,182	$131,837	$90,854	$61,870	$152,724	$78,902	$62,168	$141,070
Depreciation, depletion and amortization	(12,970)	(19,905)	(32,875)	(22,491)	(15,459)	(37,950)	(19,452)	(15,846)	(35,298)
Treatment costs	12,291	423	12,714	13,581	457	14,038	12,773	458	13,231
Change in product inventory	1,587	3,883	5,470	(599)	(793)	(1,392)	5,633	(563)	5,070
Reclamation and other costs	(1,888)	(207)	(2,095)	(1,261)	(209)	(1,470)	(1,211)	(210)	(1,421)
Cash Cost, Before By-product Credits(1)	71,675	43,376	115,051	80,084	45,866	125,950	76,645	46,007	122,652
Reclamation and other costs	1,111	536	1,647	987	209	1,196	987	210	1,197
Exploration	1,563	1,775	3,338	1,698	1,178	2,876	881	1,394	2,275
Sustaining capital	17,708	10,775	28,483	22,877	7,597	30,474	11,566	7,281	18,847
General and administrative	6,585	—	6,585	9,692		9,692	8,294	—	8,294
AISC, Before By-product Credits(1)	98,642	56,462	155,104	115,338	54,850	170,188	98,373	54,892	153,265
By-product credits:
Zinc	(30,665)	—	(30,665)	(41,055)	—	(41,055)	(34,628)		(34,628)
Gold	(15,712)	—	(15,712)	(20,364)	—	(20,364)	(18,583)		(18,583)
Lead	(19,861)	—	(19,861)	(22,814)	—	(22,814)	(19,802)		(19,802)
Silver		(204)	(204)		(188)	(188)		(166)	(166)
Total By-product credits	(66,238)	(204)	(66,442)	(84,233)	(188)	(84,421)	(73,013)	(166)	(73,179)
Cash Cost, After By-product Credits	$5,437	$43,172	$48,609	$(4,149)	$45,678	$41,529	$3,632	$45,841	$49,473
AISC, After By-product Credits	$32,404	$56,258	$88,662	$31,105	$54,662	$85,767	$25,360	$54,726	$80,086
Divided by ounces produced	3,217	37		3,636	33		3,318	30
Cash Cost, Before By-product Credits, per Ounce	$22.28	$1,148		$22.03	1,377		$23.10	$1,521
By-product credits per ounce	(20.59)	(5)		(23.17)	(6)		(22.01)	(5)
Cash Cost, After By-product Credits, per Ounce	$1.69	$1,143		$(1.14)	$1,371		$1.09	$1,516
AISC, Before By-product Credits, per Ounce	$30.67	$1,499		$31.72	$1,647		$29.65	$1,815
By-product credits per ounce	(20.59)	(5)		(23.17)	(6)		(22.01)	(5)
AISC, After By-product Credits, per Ounce	$10.08	$1,494		$8.55	$1,641		$7.64	$1,810

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2023
	Greens Creek	Lucky Friday	Keno Hill	Corporate(3)	Total Silver
Total cost of sales	$245,000	$128,000	$40,000		$413,000
Depreciation, depletion and amortization	(46,000)	(37,900)	(6,800)		(90,700)
Treatment costs	43,700	15,375	5,150		64,225
Change in product inventory	(5,100)	(750)	1,000		(4,850)
Reclamation and other costs	1,000	1,000	750		2,750
Cash Cost, Before By-product Credits(1)	238,600	105,725	40,100		384,425
Reclamation and other costs	2,800	1,100	—		3,900
Exploration	5,900	—	2,600	2,250	10,750
Sustaining capital	48,500	30,200	550		79,250
General and administrative	—	—	—	44,000	44,000
AISC, Before By-product Credits(1)	295,800	137,025	43,250	46,250	522,325
By-product credits:
Zinc	(113,500)	(29,900)	(2,400)		(145,800)
Gold	(90,100)	—	—		(90,100)
Lead	(34,800)	(64,700)	(4,500)		(104,000)
Total By-product credits	(238,400)	(94,600)	(6,900)	—	(339,900)
Cash Cost, After By-product Credits	$200	$11,125	$33,200	$—	$44,525
AISC, After By-product Credits	$57,400	$42,425	$36,350	$46,250	$182,425
Divided by silver ounces produced	9,250	4,750	2,750		16,750
Cash Cost, Before By-product Credits, per Silver Ounce	$25.79	$22.26	$14.58		$22.95
By-product credits per silver ounce	(25.77)	(19.92)	(2.51)		(20.29)
Cash Cost, After By-product Credits, per Silver Ounce	$0.02	$2.34	$12.07		$2.66
AISC, Before By-product Credits, per Silver Ounce	$31.98	$28.85	$15.73		$31.18
By-product credits per silver ounce	(25.77)	(19.92)	(2.51)		(20.29)
AISC, After By-product Credits, per Silver Ounce	$6.21	$8.93	$13.22		$10.89

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2023
	Casa Berardi	Total Gold
Total cost of sales	$220,000	$220,000
Depreciation, depletion and amortization	(52,800)	(52,800)
Treatment costs	300	300
Change in product inventory	(1,300)	(1,300)
Reclamation and other costs	500	500
Cash Cost, Before By-product Credits(1)	166,700	166,700
Reclamation and other costs	800	800
Exploration	5,400	5,400
Sustaining capital	52,200	52,200
AISC, Before By-product Credits(1)	225,100	225,100
By-product credits:
Silver	(600)	(600)
Total By-product credits	(600)	(600)
Cash Cost, After By-product Credits	$166,100	$166,100
AISC, After By-product Credits	$224,500	$224,500
Divided by gold ounces produced	112.5	112.5
Cash Cost, Before By-product Credits, per Gold Ounce	$1,482	$1,482
By-product credits per gold ounce	(5)	(5)
Cash Cost, After By-product Credits, per Gold Ounce	$1,477	$1,477
AISC, Before By-product Credits, per Gold Ounce	$2,001	$2,001
By-product credits per gold ounce	(5)	(5)
AISC, After By-product Credits, per Gold Ounce	$1,996	$1,996

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2023
	Total Silver	Total Gold	Total
Total cost of sales	$413,000	$220,000	$633,000
Depreciation, depletion and amortization	(90,700)	(52,800)	(143,500)
Treatment costs	64,225	300	64,525
Change in product inventory	(4,850)	(1,300)	(6,150)
Reclamation and other costs	2,750	500	3,250
Cash Cost, Before By-product Credits(1)	384,425	166,700	551,125
Reclamation and other costs	3,900	800	4,700
Exploration	10,750	5,400	16,150
Sustaining capital	79,250	52,200	131,450
General and administrative	44,000	—	44,000
AISC, Before By-product Credits(1)	522,325	225,100	747,425
By-product credits:
Zinc	(145,800)	—	(145,800)
Gold	(90,100)	—	(90,100)
Lead	(104,000)	—	(104,000)
Silver		(600)	(600)
Total By-product credits	(339,900)	(600)	(340,500)
Cash Cost, After By-product Credits	$44,525	$166,100	$210,625
AISC, After By-product Credits	$182,425	$224,500	$406,925
Divided by ounces produced	16,750	112.5
Cash Cost, Before By-product Credits, per Ounce	$22.95	$1,482
By-product credits per ounce	(20.29)	(5)
Cash Cost, After By-product Credits, per Ounce	$2.66	$1,477
AISC, Before By-product Credits, per Ounce	$31.18	$2,001
By-product credits per ounce	(20.29)	(5)
AISC, After By-product Credits, per Ounce	$10.89	$1,996

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, non-discretionary on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

Production was suspended at the Hollister mine in the third quarter of 2019 and at the Midas mine and Aurora mill in late 2019, and at the Midas mill and Fire Creek mine in mid-2021. Suspension-related costs at Nevada Operations totaling $19.7 million for 2022 and $20.4 million for 2021 are included in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of properties, plants, equipment and mineral interests, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, interest and other income, unrealized gains on investments, provisions for environmental matters, stock-based compensation, provisional price gains and losses, the grant of common shares to the Hecla Charitable Foundation, adjustments of inventory to net realizable value. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	4Q-2022	3Q-2022	2Q-2022	1Q-2022	4Q-2021	FY 2022	FY 2021
Net (loss) income	$(4,452)	$(23,526)	$(13,523)	$4,153	$11,875	$(37,348)	$35,095
Interest expense	11,008	10,874	10,505	10,406	10,461	42,793	41,945
Income and mining taxes	(3,924)	(9,527)	254	5,631	(25,645)	(7,566)	(29,569)
Depreciation, depletion and amortization	37,576	32,992	38,072	35,298	32,875	143,938	171,793
Ramp-up and suspension costs	7,575	5,092	5,242	6,205	5,998	24,114	23,012
Loss (gain) on disposition of properties, plants, equipment, and mineral interests		19	5	(8)	326	16	87
Foreign exchange loss (gain)	900	(5,667)	(4,482)	2,038	(393)	(7,211)	(417)
Unrealized loss (gain) on derivative contracts	(864)	(873)	689	204	25,840	(844)	11,903
Provisional price gain	(625)	6,625	15,807	(968)	(5,648)	20,839	(9,349)
Provision for closed operations and environmental matters	3,741	1,781	1,628	1,643	3,693	8,793	17,964
Stock-based compensation	1,714	1,773	1,254	1,271	1,307	6,012	6,081
Unrealized (gain) loss on investments	(9,121)	5,114	15,739	(6,100)	(2,822)	5,632	4,295
Adjustments of inventory to net realizable value	487	1,405	754	0	—	2,646	6,524
Monetization of zinc hedges	16,664					16,664
Other	1,582	473	(1,470)	(1,571)	382	(986)	(584)
Adjusted EBITDA	$62,261	$26,555	$70,474	$58,202	$58,249	$217,492	$278,780
Total debt						$517,742	$515,871
Less: Cash and cash equivalents						104,743	210,010
Net debt						$412,999	$305,861
Net debt/LTM adjusted EBITDA (non-GAAP)						1.9	1.1

Reconciliation of Net (Loss) Income Applicable to Common Stockholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	4Q-2022	3Q-2022	2Q-2022	1Q-2022	4Q-2021	FY 2022	FY 2021
Net (loss) income applicable to common stockholders (GAAP)	$(4,590)	$(23,664)	$(13,661)	$4,015	$11,737	$(37,900)	$34,543
Adjusted for items below:
Derivative contracts losses (gains)	(864)	(873)	689	204	25,840	$(844)	(32,655)
Provisional pricing losses (gains)	(625)	6,625	15,807	(968)	(5,648)	$20,839	(9,349)
Unrealized losses (gains) on equity investments	(9,117)	5,110	15,739	(6,100)	(2,822)	$5,632	(4,295)
Environmental accruals	2,860	—	—	14	—	$2,874	2,882
Foreign exchange (gain) loss	900	(5,667)	(4,482)	2,038	(393)	$(7,211)	(417)
Ramp-up and suspension Costs	7,575	5,092	5,242	6,205	5,998	$24,114	23,012
Loss (gain) on disposition of properties, plants, equipment and mineral interests	—	19	5	(8)	326	$16	87
Adjustments of inventory to net realizable value	487	1,405	754	—	—	$2,646	6,524
Monetization of Zinc Hedges	16,664	—	—	—	—	$16,664	—
Other	939	—	—	—	—	$939	—
Adjustment income (loss) applicable to common stockholders	$14,229	$(11,953)	$20,093	$5,400	$35,038	$27,769	$20,332
Weighted average shares – basic	596,959	554,531	539,401	538,490	538,124	557,344	536,192
Weighted average shares – diluted	596,959	554,531	539,401	544,061	543,134	557,344	542,176
Basic adjusted net income (loss) per common stock (in cents)	0.02	(0.02)	0.04	0.01	0.07	0.05	0.04
Diluted adjusted net income (loss) per common stock (in cents)	0.02	(0.02)	0.04	0.01	0.06	0.05	0.04

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2022
	2022	2021	2022	2021
Cash provided by operating activities	$36,120	$53,355	$89,890	$220,337
Less: Additions to properties, plants equipment and mineral interests	$(56,140)	$(28,838)	$(149,378)	$(109,048)
Free cash flow	$(20,020)	$24,517	$(59,488)	$111,289

TABLE A Mineral Reserves – 12/31/2022(1)

Proven Reserves(1)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead Tons	Zinc Tons
Greens Creek(2,3)	7	16.1	0.07	2.3	5.4	108	0.4	150	360
Lucky Friday(2,4)	4,734	13.8	-	8.6	3.7	64,638	-	404,160	174,510
Casa Berardi Underground(2,5)	552	-	0.17	-	-	-	95	-	-
Casa Berardi Open Pit(2,5)	4,410	-	0.09	-	-	-	417	-	-
Keno Hill(2,6)	-	-	-	-	-	-	-	-	-
Total	9,703					64,746	512	404,310	174,870

Probable Reserves(7)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)
Greens Creek(2,3)	10,668	10.9	0.09	2.5	6.5	116,748	935	264,600	694,800
Lucky Friday(2,4)	840	12.8	-	8.1	3.2	9,978	-	63,510	25,030
Casa Berardi Underground(2,5)	989	-	0.17	-	-	-	166	-	-
Casa Berardi Open Pit(2,5)	12,434	-	0.08	-	-	-	936	-	-
Keno Hill(2,6)	2,197	22.5	0.01	2.4	2.2	49,473	13	52,520	49,320
Total	27,128					176,199	2,050	380,630	769,150

Proven and Probable Reserves
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)
Greens Creek(2,3)	10,675	10.9	0.09	2.5	6.5	116,856	935	264,750	695,160
Lucky Friday(2,4)	5,574	13.4	-	8.4	3.6	74,616	-	467,670	199,530
Casa Berardi Underground(2,5)	1,541	-	0.17	-	-	-	261	-	-
Casa Berardi Open Pit(2,5)	16,844	-	0.08	-	-	-	1,353	-	-
Keno Hill(2,6)	2,197	22.5	0.01	2.4	2.2	49,473	13	52,520	49,320
Total	36,829					240,945	2,562	784,940	944,020

(1) The term “reserve” means an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. The term “proven reserves” means the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource. See footnotes 8 and 9 below.
(2) Mineral reserves are based on $17/oz silver, $1600/oz gold, $0.90/lb lead, $1.15/lb zinc, unless otherwise stated. All Mineral Reserves are reported in-situ with estimates of mining dilution and mining loss.
(3) The reserve NSR cut-off values for Greens Creek are $210/ton for all zones except the Gallagher Zone at $215/ton; metallurgical recoveries (actual 2022): 81% for silver, 72% for gold, 82% for lead, and 89% for zinc.
(4) The reserve NSR cut-off values for Lucky Friday are $241.34/ton for the 30 Vein and $268.67/ton for the Intermediate Veins; metallurgical recoveries (actual 2022): 95% for silver, 95% for lead, and 88% for zinc.
(5) The average reserve cut-off grades at Casa Berardi are 0.12 oz/ton gold underground and 0.04 oz/ton gold for open pit. Metallurgical recovery (actual 2022): 87% for gold; US$/CAN$ exchange rate: 1:1.3.
(6) The reserve NSR cut-off value at Keno Hill is $244.24/ton (CAN$350/tonne), Metallurgical recovery: 93% for silver, 25% for gold, 93% for lead, 72% for zinc; US$/CAN$ exchange rate: 1:1.3.
(7) The term “probable reserves” means the economically mineable part of an indicated and, in some cases, a measured mineral resource. See footnotes 9 and 10 below.

Totals may not represent the sum of parts due to rounding.

Mineral Resources – 12/31/2022(8)

Measured Resources(9)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek(12,13)	-	-	-	-	-	-	-	-	-	-	-
Lucky Friday(12,14)	6,237	7.8	-	5.4	2.6	-	48,551	-	335,850	161,000	-
Casa Berardi Underground(12,15)	2,440	-	0.22	-	-	-	-	530	-	-	-
Casa Berardi Open Pit(12,15)	483	-	0.04	-	-	-	-	20	-	-	-
Keno Hill(12,16)	-	-	-	-	-	-	-	-	-	-	-
San Sebastian - Oxide(17)	-	-	-	-	-	-	-	-	-	-	-
San Sebastian - Sulfide(17)	-	-	-	-	-	-	-	-	-	-	-
Fire Creek(18,19)	-	-	-	-	-	-	-	-	-	-	-
Hollister(18,20)	18	4.9	0.59	-	-	-	87	10	-	-	-
Midas(18,21)	2	7.6	0.68	-	-	-	14	1	-	-	-
Heva(22)	-	-	-	-	-	-	-	-	-	-	-
Hosco(22)	-	-	-	-	-	-	-	-	-	-	-
Star(12,23)	-	-	-	-	-	-	-	-	-	-	-
Total	9,180						48,652	561	335,850	161,000	-
Indicated Resources(10)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek(12,13)	8,421	12.9	0.10	2.9	8.0	-	108,717	810	245,990	675,740	-
Lucky Friday(12,14)	1,194	8.0	-	5.4	2.2	-	9,581	-	64,390	26,200	-
Casa Berardi Underground(12,15)	3,870	-	0.17	-	-	-	-	660	-	-	-
Casa Berardi Open Pit(12,15)	1,323	-	0.04	-	-	-	-	48	-	-	-
Keno Hill(12,16)	4,061	8.0	0.007	1.0	4.0	-	32,288	29	39,540	163,130	-
San Sebastian - Oxide(17)	1,453	6.5	0.09	-	-	-	9,430	135	-	-	-
San Sebastian - Sulfide(17)	1,187	5.5	0.01	1.9	2.9	1.2	6,579	16	22,420	34,100	14,650
Fire Creek(18,19)	112	1.1	0.53	-	-	-	122	59	-	-	-
Hollister(18,20)	70	1.9	0.58	-	-	-	130	40	-	-	-
Midas(18,21)	76	5.7	0.42	-	-	-	430	32	-	-	-
Heva(22)	1,266	-	0.06	-	-	-	-	76	-	-	-
Hosco(22)	29,287	-	0.04	-	-	-	-	1,202	-	-	-
Star(12,23)	1,068	3.0	-	6.4	7.7	-	3,177	-	67,970	82,040	-
Total	53,388						170,454	3,107	440,310	981,210	14,650

Measured & Indicated Resources
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek(12,13)	8,421	12.9	0.10	2.9	8.0	-	108,717	810	245,990	675,740	-
Lucky Friday(12,14)	7,431	7.8	-	5.4	2.5	-	58,132	-	400,240	187,200	-
Casa Berardi Underground(12,15)	6,310	-	0.19	-	-	-	-	1,190	-	-	-
Casa Berardi Open Pit(12,15)	1,806	-	0.04	-	-	-	-	67	-	-	-
Keno Hill(12,16)	4,061	8.0	0.007	1.0	4.0	-	32,288	29	39,540	163,130	-
San Sebastian - Oxide(17)	1,453	6.5	0.09	-	-	-	9,430	135	-	-	-
San Sebastian - Sulfide(17)	1,187	5.5	0.01	1.9	2.9	1.2	6,579	16	22,420	34,100	14,650
Fire Creek(18,19)	112	1.1	0.53	-	-	-	122	59	-	-	-
Hollister(18,20)	88	2.5	0.58	-	-	-	217	51	-	-	-
Midas(18,21)	78	5.7	0.43	-	-	-	444	33	-	-	-
Heva(22)	1,266	-	0.06	-	-	-	-	76	-	-	-
Hosco(22)	29,287	-	0.04	-	-	-	-	1,202	-	-	-
Star(12,23)	1,068	3.0	-	6.4	7.7	-	3,177	-	67,970	82,040	-
Total	62,568						219,106	3,668	776,160	1,142,210	14,650
Inferred Resources(11)
Asset	Tons (000)	Silver (oz/ton)	Gold (oz/ton)	Lead %	Zinc %	Copper %	Silver (000 oz)	Gold (000 oz)	Lead (Tons)	Zinc (Tons)	Copper (Tons)
Greens Creek(12,13)	2,383	12.1	0.07	2.8	6.9	-	28,949	178	67,400	164,080	-
Lucky Friday(12,14)	3,592	8.7	-	6.3	2.4	-	31,264	-	224,670	84,700	-
Casa Berardi Underground(12,15)	2,221	-	0.19	-	-	-	-	430	-	-	-
Casa Berardi Open Pit(12,15)	7,828	-	0.05	-	-	-	-	389	-	-	-
Keno Hill(12,16)	2,441	10.4	0.003	0.9	2.1	-	25,478	8	22,380	51,000	-
San Sebastian - Oxide(17)	3,490	6.4	0.05	-	-	-	22,353	182	-	-	-
San Sebastian - Sulfide(17)	385	4.2	0.01	1.6	2.3	0.9	1,606	5	6,070	8,830	3,330
Fire Creek(18,19)	765	0.5	0.51	-	-	-	394	392	-	-	-
Fire Creek - Open Pit(24)	74,584	0.1	0.03	-	-	-	5,232	2,178	-	-	-
Hollister(18,20)	642	3.0	0.42	-	-	-	1,916	273	-	-	-
Midas(18,21)	1,232	6.3	0.50	-	-	-	7,723	615	-	-	-
Heva(22)	2,787	-	0.08	-	-	-	-	216	-	-	-
Hosco(22)	17,726	-	0.04	-	-	-	-	663	-	-	-
Star(12,23)	2,851	3.1	-	5.9	5.9	-	8,795	-	168,180	166,930	-
San Juan Silver(12,25)	2,570	11.3	0.01	1.4	1.1	-	38,203	34	49,400	39,850	-
Monte Cristo(26)	913	0.3	0.14	-	-	-	271	131	-	-	-
Rock Creek(12,27)	100,086	1.5	-	-	-	0.7	148,736	-	-	-	658,680
Montanore(12,28)	112,185	1.6	-	-	-	0.7	183,346	-	-	-	759,420
Total	338,681						504,266	5,694	538,100	515,390	1,421,430

Note: All estimates are in-situ except for the proven reserves at Greens Creek which are in surface stockpiles. Mineral resources are exclusive of reserves.

(8) The term "mineral resources" means a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

(9) The term "measured resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

(10) The term "indicated resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

(11) The term "inferred resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

(12) Mineral resources are based on $1700/oz gold, $21/oz silver, $1.15/lb lead, $1.35/lb zinc and $3.00/lb copper, unless otherwise stated.

(13) The resource NSR cut-off values for Greens Creek are $210/ton for all zones except the Gallagher Zone at $215/ton; metallurgical recoveries (actual 2022): 81% for silver, 72% for gold, 82% for lead, and 89% for zinc.

(14) The resource NSR cut-off values for Lucky Friday are $200.57/ton for the 30 Vein, $227.90/ton for the Intermediate Veins and $198.48/ton for the Lucky Friday Veins; metallurgical recoveries (actual 2022): 95% for silver, 95% for lead, and 88% for zinc.

(15) The average resource cut-off grades at Casa Berardi are 0.11 oz/ton gold for underground and 0.034 oz/ton gold for open pit; metallurgical recovery (actual 2022): 87% for gold; US$/CAN$ exchange rate: 1:1.3.

(16) The resource NSR cut-off value at Keno Hill is $129.10/ton (CAN$185/tonne); using minimum width of 4.9 feet (1.5m); metallurgical recovery: 93% for silver, 25% for gold, 93% for lead, 72% for zinc; US$/CAN$ exchange rate: 1:1.3

(17) Indicated resources for most zones at San Sebastian based on $1500/oz gold, $21/oz silver, $1.15/lb lead, $1.35/lb zinc and $3.00/lb copper using a cut-off grade of $90.72/ton ($100/tonne); $1700/oz gold used for Toro, Bronco, and Tigre zones. Metallurgical recoveries based on grade dependent recovery curves: recoveries at the mean resource grade average 89% for silver and 84% for gold for oxide material and 85% for silver, 83% for gold, 81% for lead, 86% for zinc, and 83% for copper for sulfide material. Resources reported at a minimum mining width of 8.2 feet (2.5m) for Middle Vein, North Vein, and East Francine, 6.5ft (1.98m) for El Toro, El Bronco, and El Tigre, and 4.9 feet (1.5 m) for Hugh Zone and Andrea.

(18) Mineral resources for Fire Creek, Hollister and Midas are reported using $1500/oz gold and $21/oz silver prices, unless otherwise noted. A minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(19) Fire Creek mineral resources are reported at a gold equivalent cut-off grade of 0.283 oz/ton. Metallurgical recoveries: 90% for gold and 70% for silver.
(20) Hollister mineral resources, including the Hatter Graben are reported at a gold equivalent cut-off grade of 0.238 oz/ton. Metallurgical recoveries: 88% for gold and 66% for silver

(21) Midas mineral resources are reported at a gold equivalent cut-off grade of 0.237 oz/ton. Metallurgical recoveries: 90% for gold and 70% for silver. A gold-equivalent cut-off grade of 0.1 oz/ton and a gold price of $1700/oz used for Sinter Zone with resources undiluted.

(22) Measured, indicated and inferred resources at Heva and Hosco are based on $1,500/oz gold. Resources are without dilution or material loss at a gold cut-off grade of 0.01 oz/ton for open pit and 0.088 oz/ton for underground. Metallurgical recovery: Heva: 95% for gold, Hosco: 87.7% for gold.

(23) Indicated and Inferred resources at the Star property are reported using a minimum mining width of 4.3 feet and an NSR cut-off value of $150/ton; Metallurgical recovery: 93% for silver, 93% for lead, and 87% for zinc.

(24) Inferred open-pit resources for Fire Creek calculated November 30, 2017 using gold and silver recoveries of 65% and 30% for oxide material and 60% and 25% for mixed oxide-sulfide material. Indicated Resources reclassified as Inferred in 2019. Open pit resources are calculated at $1400 gold and $19.83 silver and cut-off grade of 0.01 Au Equivalent oz/ton and is inclusive of 10% mining dilution and 5% ore loss. Open pit mineral resources exclusive of underground mineral resources. NI43-101 Technical Report for the Fire Creek Project, Lander County, Nevada; Effective Date March 31, 2018; prepared by Practical Mining LLC, Mark Odell, P.E. for Hecla Mining Company, June 28, 2018.

(25) Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog and an NSR cut-off value of $175/ton and 5.0 feet for Equity and North Amethyst veins at an NSR cut-off value of $100/ton; Metallurgical recoveries based on grade dependent recovery curves; metal recoveries at the mean resource grade average 89% silver, 74% lead, and 81% zinc for the Bulldog and a constant 85% gold and 85% silver for North Amethyst and Equity.

(26) Inferred resource at Monte Cristo reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.50 Ag using a 0.06 oz/ton gold cut-off grade. Metallurgical recovery: 90% for gold and 90% silver.

(27) Inferred resource at Rock Creek reported at a minimum thickness of 15 feet and an NSR cut-off value of $24.50/ton; Metallurgical recoveries: 88% for silver and 92% for copper. Resources adjusted based on mining restrictions as defined by U.S. Forest Service, Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'

(28) Inferred resource at Montanore reported at a minimum thickness of 15 feet and an NSR cut-off value of $24.50/ton NSR; Metallurgical recoveries: 88% for silver and 92% copper. Resources adjusted based on mining restrictions as defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

Totals may not represent the sum of parts due to rounding

Category: Earnings

Contacts

Anvita M. Patil
Vice President - Investor Relations and Treasurer

Cheryl Turner
Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: http://www.hecla-mining.com